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                      April 29, 2021

       Ted J. Jastrzebski
       Chief Financial officer
       UGI Corporation
       460 North Gulph Road
       King of Prussia, PA 19406

                                                        Re: UGI Corporation
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2020
                                                            Filed November 20,
2020
                                                            File No. 001-11071

       Dear Mr. Jastrzebski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation